Exhibit 10.5

BANCTRUST FINANCIAL GROUP, INC.

AMENDMENT TO CHANGE IN CONTROL COMPENSATION AGREEMENT

This Amendment to Change in Control Compensation Agreement (this "Amendment") is made and entered into as of the 11th day of September, 2009, by and among BancTrust Financial Group, Inc., an Alabama corporation having its principal place of business in Mobile, Alabama ("BancTrust"), BankTrust, an Alabama banking corporation and wholly-owned subsidiary of BancTrust ("BankTrust" and together with BancTrust the "Company"), and Edward T. Livingston (the "Executive").

RECITALS:

  The Company and the Executive are Parties to that certain Change in Control Compensation Agreement dated as of the 1st day of January, 2009 (the "Agreement").
  The Company is a participant in the TARP Capital Purchase Program (the "Capital Purchase Program") of the United States Treasury (the "Treasury") and, as such, is subject to limitations regarding executive compensation practices; and the Company may be prohibited by law from making payments or providing benefits to Executive under the Agreement.
  The Company has requested that the Executive execute and deliver this Amendment to acknowledge the restrictions applicable to participants in the Capital Purchase Program and to excuse the Company from performing its obligations hereunder in the event that it is prohibited by law from doing so.
  The Executive is willing to execute and deliver this Amendment in order to induce the Company not to exercise its right under the Agreement to terminate the Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements of the parties contained herein and in the Agreement, as amended hereby, the Company and the Executive do hereby amend the Agreement as follows:

    The introductory paragraph to Section 2 of the Agreement is deleted in its entirety and replaced with the following:

    2. Termination Following Change in Control. Except as provided in Section 4 and Section 11, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 3 in the event that Executive's employment is terminated at any time within two years following a Change in Control (as such term is defined in this Section 2) under the circumstances stated in (a) or (b) below:

    Section 3(e) of the Agreement shall be deleted in its entirety and replaced with the following:

    (e) Substantial Risks of Forfeiture. Executive understands that any rights and benefits provided to him pursuant to this Agreement are subject to a substantial risk of forfeiture and Executive is not entitled to any rights or benefits pursuant to this Agreement unless (1) a Change in Control of the Company has occurred, (2) Executive's employment has been terminated pursuant to Section 2 of this Agreement, (3) the conditions in Section 4 of this Agreement have not occurred, and (4) the Company is permitted by law to provide such rights or benefits.

    Section 8(d) of the Agreement is deleted in its entirety and replaced with the following:

    (d) Nature of Obligation. The Company intends that its obligations hereunder be construed in the nature of severance pay. Except as set forth in Section 4 and Section 11, the Company's obligations under Section 3 are absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any right of offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or others. All amounts payable by the Company hereunder shall be paid without notice or demand.

    The following shall be added as a new Section 11 to the Agreement:

11. Performance Excused in Certain Circumstances. The Company has disclosed to the Executive that it is a participant in the Capital Purchase Program pursuant to which it sold shares of its senior preferred stock to the Treasury. As a participant in the Capital Purchase Program, the Company is subject to certain limitations affecting its executive compensation practices. Subsequent to the Company's issuance of senior preferred shares to the Treasury, in February of 2009, Congress passed, and the President signed, the American Recovery and Reinvestment Act of 2009 (the "ARRA") which mandated that the Treasury modify, by making more restrictive, the executive compensation limitations applicable to participants in the Capital Purchase Program and other similar programs of the Treasury. On June 10, 2009, the Treasury issued an Interim Final Rule captioned "TARP Standards for Compensation and Corporate Governance" to implement the changes to the executive compensation limitations mandated by the ARRA. This Interim Final Rule provides that BancTrust must prohibit any "golden parachute payment" to certain executives and highly-compensated employees during the period beginning when the Company was paid by the Treasury for the senior preferred shares of the Company the Treasury purchased and ending on the last date upon which any obligation arising from financial assistance from the Treasury remains outstanding (disregarding any warrants to purchase common stock of the Company that the Treasury may hold). These limitations, and other limitations that may not be specifically discussed herein or that may be enacted in the future, could effectively prohibit the Company or a successor of the Company from satisfying certain or all of its obligations hereunder, and the Executive acknowledges that to the extent that the Company, or its successor, is, in its reasonable good faith judgment, prohibited by law from performing any or all of its obligations hereunder, then such performance, to the extent of such prohibition, shall be excused, and the Executive shall have no claim against the Company or its successor for any such excused failure to perform.

The Company and Executive hereby ratify and confirm the terms of the Agreement, as amended by this Amendment.

IN WITNESS WHEREOF, Executive has hereunto set his hand and seal and BancTrust and BankTrust have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

EXECUTIVE

/s/ Edward T. Livingston

EDWARD T. LIVINGSTON

Dated: September 11, 2009

BANCTRUST FINANCIAL GROUP, INC.

BY: /s/ W. Bibb Lamar, Jr.

Its: President and Chief Executive Officer

Dated: September 11, 2009

BANKTRUST

BY: /s/ W. Bibb Lamar, Jr.

Its: Chairman and Chief Executive Officer

Dated: September 11, 2009